Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our reports dated March 14, 2014, relating to the consolidated financial statements of PICO Holdings, Inc. and subsidiaries, and the effectiveness of PICO Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PICO Holdings, Inc. and subsidiaries for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
December 19, 2014